FOR IMMEDIATE RELEASE                                                                                                                                                                                                       FOR MORE INFORMATION
May 1, 2008                                                                                                                                                                                                                                      Contact:  Mark Knox, re: N-997
                                                                                                                                                             630 388-2529
                                                                                                                           Media Contact:  Richard Caragol
                                                                                                                                             630 388-2686

NICOR ANNOUNCES 2008 PRELIMINARY FIRST QUARTER EARNINGS AND AFFIRMS 2008 ANNUAL OUTLOOK

Naperville, IL – Nicor Inc. (NYSE: GAS) today reported first-quarter 2008 preliminary net income, operating income and diluted earnings per common share of $41.4 million, $63.2 million and $.91, respectively.  This compares to net income, operating income and diluted earnings per common share for the first quarter period in 2007 of $47.2 million, $76.6 million and $1.04, respectively.

The first quarter 2007 results included a reduction to the company’s previously established reserve for its mercury inspection and repair program and mercury-related cost recoveries aggregating approximately $8 million pretax ($.11 per share after-tax).  Absent the impact of these items, 2007 first quarter results would have been approximately $.93 per share.

Earnings for the 2008 first quarter, compared to 2007, reflect the absence of the aforementioned mercury items.  Earnings for the 2008 first quarter also reflect lower operating results in the company’s gas distribution business and shipping business and lower corporate operating income, partially offset by improved results in the company’s other energy-related businesses and lower interest expense.

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“First quarter consolidated financial results were generally in line with our earlier expectations,” said Russ M. Strobel, Nicor’s chairman, president and chief executive officer.  “Our gas distribution business continues to be pressured by higher operating costs, and as a result, we have filed for rate relief with the Illinois Commerce Commission.  Our shipping business experienced lower than expected results due to increasing fuel costs and economic and competitive pressures on volumes shipped. Our other energy-related businesses produced solid results for the quarter that were in-line with our earlier expectations.”

Details regarding 2008 first-quarter preliminary financial results compared to 2007 follow:
•	For the 2008 first quarter, gas distribution operating income decreased to $62.3 million from $70.9 million in 2007. The quarter reflected:
-	The absence of mercury-related recoveries recorded last year ($8.0 million).
-	Higher operating and maintenance costs ($8.9 million) due primarily to increased bad debt expense; and higher depreciation expense ($1.3 million).
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Partially offsetting these negative factors was the positive impact of increased natural gas deliveries due to colder weather in 2008 (approximately $7 million); and the impact of customer interest (approximately $2 million).

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•
For the 2008 first quarter, shipping operating income decreased to $3.9 million from $9.9 million in 2007 due to decreased revenues attributable to lower volumes shipped, partially offset by higher rates; and higher operating costs.  Increased operating costs for the 2008 first quarter, compared to 2007, were due primarily to higher fuel costs.

•
For the 2008 first quarter, other energy ventures operating income increased to $1.0 million from an operating loss of $2.7 million in 2007 due to improved operating results in the company’s retail energy-related products and services businesses; partially offset by lower operating results in the company’s wholesale natural gas marketing business.

Higher 2008 first quarter operating results in the company’s retail energy-related products and services businesses, as compared to 2007, were due to lower operating costs, partially offset by lower revenues. Lower operating costs were due primarily to lower average utility-bill management contract volumes and lower average costs associated with customer contracts.  Lower revenues were due to lower average utility-bill management contract volumes.

Lower 2008 first quarter operating results, as compared to 2007, in the company’s wholesale natural gas marketing business were due primarily to unfavorable valuations of derivative instruments used to hedge purchases and sales of natural gas inventory.

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The company uses derivative instruments to economically hedge purchases and sales of natural gas inventory. Such derivative instruments are used to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized from the withdrawal and sale of natural gas in storage.  Earnings at the wholesale natural gas marketing business can be subject to volatility as the fair value of derivatives change, even when the underlying expected profit margin is largely unchanged.    The volatility resulting from these adjustments can be significant from period to period.

•
Corporate 2008 first quarter results included a negative weather-related impact associated with certain of the company’s retail utility-bill management products of $3.8 million pretax, compared to a negative weather impact in the 2007 first quarter of $0.6 million pretax. Under terms of a corporate swap agreement, benefits or costs resulting from variances in normal weather associated with retail energy-related products are recorded primarily in corporate operating results.

•
For the 2008 first quarter, net interest costs decreased to $10.6 million, compared to $13.8 million in 2007 due to lower estimated interest on tax-related matters, lower average interest rates and lower average borrowing levels.

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Other Significant Events
As previously announced in a separate press release dated Tuesday, April 29, 2008, the company’s gas distribution business, Nicor Gas, filed with the Illinois Commerce Commission (ICC) for an overall increase in business and residential rates of $140.3 million to recover the rising costs of operating its distribution system and increased capital investments.  The company is seeking a rate of return on rate base of 9.21%, which reflects an 11.05% cost of common equity.  According to the regulatory laws of the State of Illinois, the ICC normally has eleven months to complete its review of the company’s filing and to issue its order.

2008 Earnings Outlook

The company also affirmed its estimate for 2008 diluted earnings per common share in the range of $2.20 to $2.40, which remains unchanged from earlier guidance for 2008 provided in the company’s earnings release on February 22, 2008 associated with 2007 year-end results. Consistent with prior guidance, the annual outlook excludes, among other things, any future impacts associated with the ICC's Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies, or changes in tax law. The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets. While these items could materially affect 2008 earnings, they are not currently estimable. The company's 2008 estimate assumes normal weather for the remainder of the year.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings releases.

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Conference Call
As previously announced the company will hold a conference call to discuss its first quarter 2008 financial results and 2008 outlook.  The conference call will be this morning, Thursday, May 1, 2008 at 8:30 a.m. central, 9:30 a.m. eastern time.  To hear the conference call live, please log on to Nicor’s corporate Web site at www.nicor.com, choose “Investor” and then select the webcast icon on the Overview page. A replay of the call will be available until 10:30 a.m. central time, Thursday, May 15, 2008.  To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 26890541.  The call will also be archived on Nicor’s corporate website for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. In addition, the company owns and has an equity interest in several energy-related businesses.  For more information, visit the Nicor Web site at www.nicor.com.

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Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates.  Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations.  Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases.  Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)

	Three months ended
	March 31
	2008	2007

Operating revenues	$1,595.7	$1,334.7

Operating expenses
Gas distribution
Cost of gas	1,186.7	948.4
Operating and maintenance	88.6	79.7
Depreciation	42.8	41.5
Taxes, other than income taxes	83.8	75.9
Mercury-related recoveries, net	-	(8.0)
Shipping	93.8	89.2
Other energy ventures	69.2	79.3
Other corporate expenses and eliminations	(32.4)	(47.9)
Total operating expenses	1,532.5	1,258.1

Operating income	63.2	76.6
Interest expense, net of amounts capitalized	10.6	13.8
Equity investment income, net	1.5	.8
Interest income	1.3	1.6
Other income, net	-	.2

Income before income taxes	55.4	65.4

Income tax expense	14.0	18.2

Net income	$41.4	$47.2

Average shares of common stock outstanding
Basic	45.3	45.0
Diluted	45.3	45.2

Earnings per average share of common stock
Basic	$.92	$1.05
Diluted	$.91	$1.04

Nicor Inc.

PRELIMINARY FINANCIAL HIGHLIGHTS
Unaudited (millions, except per share data)

	Three months ended
	March 31
	2008	2007

Operating revenues
Gas distribution	$1,464.2	$1,208.4
Shipping	97.7	99.1
Other energy ventures	70.2	76.6
Corporate and eliminations	(36.4)	(49.4)
	$1,595.7	$1,334.7

Operating income (loss)
Gas distribution	$62.3	$70.9
Shipping	3.9	9.9
Other energy ventures	1.0	(2.7)
Corporate and eliminations	(4.0)	(1.5)
	$63.2	$76.6

Net income	$41.4	$47.2

Average shares of common stock outstanding
Basic	45.3	45.0
Diluted	45.3	45.2

Earnings per average share of common stock
Basic	$.92	$1.05
Diluted	$.91	$1.04

Nicor Inc.	Preliminary Operating Statistics Page 1 of 2
Gas Distribution
Unaudited
	Three months ended
	March 31
	2008	2007
Operating revenues (millions)
Sales - Residential	$1,013.2	$837.8
Commercial	249.7	195.2
Industrial	31.0	23.8
	1,293.9	1,056.8
Transportation - Residential	13.2	9.6
Commercial	31.2	28.9
Industrial	11.8	11.3
Other	17.2	8.0
	73.4	57.8
Other revenues - Revenue taxes	80.3	72.3
Environmental cost recovery	5.0	5.5
Chicago Hub	3.4	7.5
Other	8.2	8.5
	96.9	93.8
	$1,464.2	$1,208.4
Deliveries (Bcf)
Sales - Residential	104.2	99.8
Commercial	25.8	23.3
Industrial	3.3	3.0
	133.3	126.1
Transportation - Residential	11.7	9.3
Commercial	40.5	36.8
Industrial	32.3	32.8
	84.5	78.9
	217.8	205.0

Degree days	3,272	3,018
Colder than normal
Degree days	272	18
Percent (1)	9	1

Average gas cost per Mcf sold	$8.86	$7.41

Customers at March 31 (thousands)
Sales - Residential	1,789	1,810
Commercial	130	126
Industrial	8	7
	1,927	1,943
Transportation - Residential	197	167
Commercial	53	56
Industrial	6	6
	256	229
	2,183	2,172

(1) Normal weather for Nicor Gas' service territory, for the purposes of this report, is considered to be 5,830 degree days per year.

Nicor Inc.	Preliminary Operating Statistics Page 2 of 2
Shipping
Unaudited	Three months ended
	March 31
	2008	2007

Operating revenues (millions)	$97.7	$99.1

Operating income (millions)	$3.9	$9.9

Twenty-foot equivalent units (TEU)
shipped (thousands)	48.0	50.9

Revenue per TEU	$2,037	$1,949

Ports served	26	27

Vessels operated	18	19